Exhibit 10.1

May 8, 2003

Mr. David Ludvigson

19431 San Marcos Blvd.

Saratoga, CA 95070

Dear David:

Nanogen, Inc. (“Nanogen”) is pleased to offer you the position of Executive Vice President and CFO with Nanogen and the following terms encompass our offer. The effective date of this position will be retroactive to May 1, 2003. This is a one year proposal with a three to six month extension if conditions warrant. The proposal shall extend to three years upon mutual agreement and at that time an Employment Contract would be put in place. If you accept this offer, you will be an exempt employee reporting to me.

You will commute to our San Diego office, and as Executive Vice President and CFO, will be responsible for the corporate strategy, M&A transactions, significant business development efforts and the CFO responsibilities for Nanogen. You will be expected to devote your full time efforts to these responsibilities, and you will be compensated at an annual base rate of $250,000 per annum payable in equal semi-monthly increments.

As an Executive Vice President, you will be a participant in Nanogen’s Executive Incentive Compensation Plan. As part of this plan, you will be eligible for an annual bonus of up to 50% of your annual salary composed as follows: you may earn up to 25% of your annual salary, based on annual milestones that will be mutually agreed upon between you and me, subject to Board of Directors’ approval, you may also earn up to 25% of your annual salary, based solely on the discretion of the Board of Directors.

Upon your acceptance of this proposal, you will be entitled to purchase 100,000 shares of Nanogen common stock at fair market value as determined by Nanogen’s Board of Directors. This purchase would be made through the signing of Nanogen’s current form of Stock Purchase Agreement or Stock Options Plan. These shares shall vest monthly over one year, with accelerated vesting upon Change of Control (COC). For the purpose of this agreement COC is defined as in my Employment Agreement.

Additionally, if you accept this offer, Nanogen agrees to pay you a one time signing bonus of $40,000. Also, Nanogen will reimburse you for all out of pocket commuting expenses incurred. If at some future date you should decide to relocate to San Diego, you would receive Nanogen’s senior relocation package.

David Ludvigson

May 8, 2003

As a regular employee of Nanogen, you will become eligible to participate in Company-sponsored benefits. At present, these include full medical, dental, life and long-term disability insurance coverage for yourself with the option to include your family with a minimal contribution. In addition, you will be eligible to participate in our 401(K) plan and our 125 Flexible Benefits Program.

Employment with Nanogen is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause and with or without notice. Any contrary representations, agreements, or promises of any kind, whether written, oral, expressed or implied which have been made or which may be made to you are/will be superseded by this offer. We request that all Nanogen employees, to the extent possible, give us advance notice if they intend to resign. If you accept this offer, the terms described in this letter will be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Nanogen’s Chief Executive Officer.

As an obligation consistent with the offer of employment, you will be required to sign the enclosed Proprietary Information, Inventions and Dispute Resolution Agreement which is incorporated into this Agreement by reference, and on your first day of employment, to provide the Company with the legally required proof of your identity and authorization to work in the United States.

Assuming this letter is acceptable to you, please sign a copy and return it to me.

Sincerely yours,

Howard C. Birndorf

Chairman and Chief Executive Officer

enclosures

HCB/cg

I accept this offer under the terms and conditions set forth in this letter.

/s/ David Ludvigson	May 8, 2003
David Ludvigson	Date